Exhibit 10.15(a)

AWARD NOTICE

AND

RESTRICTED STOCK AGREEMENT

(CONVERTED AWARD – 2015 GRANT)

HILTON GRAND VACATIONS INC.

2017 OMNIBUS INCENTIVE PLAN

The Participant has been granted Restricted Stock with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Restricted Stock Agreement to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the Restricted Stock Agreement and the Plan.

Participant: Participant_Name

Date of Grant: Date_of_Grant

Pre-Spin Award Grant Date: Pre_Spin_Award_Grant_Date

Number of Shares of Restricted Stock: Number_of_Shares Shares of Restricted Stock

Vesting Date:

100% of the Shares of Restricted Stock will vest on December 31, 2017 (the “Vesting Date”), subject to the Participant’s continued employment on such date.

RESTRICTED STOCK AGREEMENT

(CONVERTED AWARD – 2015 GRANT)

HILTON GRAND VACATIONS INC.

2017 OMNIBUS INCENTIVE PLAN

This Restricted Stock Agreement, effective as of the Date of Grant (as defined below), is between Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), and the Participant (as defined below).

WHEREAS, as of January 3, 2017, the Company completed a spin-off transaction (the “Spin-Off”) from Hilton Worldwide Holdings Inc. (“Hilton Parent”), pursuant to which the Company became a publicly-traded corporation;

WHEREAS, in connection with the Spin-Off, Hilton Parent undertook a distribution of shares of the Company’s Common Stock to certain holders of Hilton Parent common stock (the “Spin-Off Distribution”);

WHEREAS, the Company has adopted the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) in order to provide additional incentives to selected officers, employees, consultants and advisors of the Company and the other members of the Company Group;

WHEREAS, prior to the Spin-Off, the Participant was an officer or employee of Hilton Parent (or one of its Subsidiaries or Affiliates (each, as defined in the Hilton Parent 2013 Omnibus Incentive Plan)), and, as of the date of the Spin-Off Distribution, the Participant will be employed by the Company or another member of the Company Group; and

WHEREAS, in connection with the Spin-Off Distribution, (x) the compensation committee of the Board of Directors of Hilton Parent has determined that it is advisable and in the best interests of the Company to adjust the type and number of shares subject to the award of performance-vesting restricted stock that was granted to the Participant on the Pre-Spin Award Grant Date (as defined below), which the Participant holds as of the date of the Spin-Off Distribution pursuant to the Hilton Parent 2013 Omnibus Incentive Plan (the “Pre-Spin Award”), assuming for purposes of adjusting the number of shares, achievement of performance at 100% of target levels provided for under the Pre-Spin Award, and (y) following such adjustments, the Board has approved the grant of a substitute Award of Restricted Stock (as defined below) to the Participant in substitution for the Pre-Spin Award, such that the Pre-Spin Award will be immediately terminated upon the grant of the Restricted Stock, as provided for herein, and the Company and the Participant hereby wish to memorialize the terms and conditions applicable to the Restricted Stock.

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NOW, THEREFORE, the parties hereto agree as follows:

1.    Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings for purposes of this Agreement:

(a)    “Agreement” shall mean this Restricted Stock Agreement including (unless the context otherwise requires) the Award Notice, Appendix A, and the appendices for non-U.S. Participants attached hereto as Appendix B and Appendix C.

(b)     “Award Notice” shall mean the notice to the Participant.

(c)    “Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(d)    “Participant” shall mean the “Participant” listed in the Award Notice.

(e)    “Pre-Spin Award Grant Date” shall mean the “Pre-Spin Award Grant Date” listed in the Award Notice.

(f)    “Restricted Stock” shall mean the number of shares of restricted stock listed in the Award Notice as “Number of Restricted Stock.”

(g)    “Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.

(h)    “Retirement” shall mean the Participant’s termination of employment with the Company Group, other than for Cause or while grounds for Cause exist, due to the Participant’s death or due to or during the Participant’s Disability, following the date on which (i) the Participant attained the age of 55 years old, and (ii) the number of completed years of the Participant’s employment with (x) Hilton Parent or any of its Subsidiaries commencing on or before the Pre-Spin Award Grant Date through the Date of Grant, and (y) any member of the Company Group commencing on the Date of Grant, is at least 10.

(i)    “Shares” shall mean shares of the Company’s Common Stock.

2.    Grant of Restricted Stock. The Company hereby issues and grants the Restricted Stock to the Participant, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement. The Participant acknowledges and agrees that the Participant is entitled to no further rights or payments pursuant to the Pre-Spin Award, and that following the grant of the Restricted Stock, the Pre-Spin Award will terminate and the Participant shall be entitled to no further rights or payments thereunder.

3.    Vesting. The Restricted Stock shall become vested, and the restrictions on such Shares of Restricted Stock will lapse, in accordance with the schedule set forth in the Award Notice.

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4.    Termination of Employment.

(a)    Subject to Section 4(b) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any Shares of Restricted Stock that are not vested as of the effective date of termination (the “Termination Date”) shall be forfeited to the Company and all of the Participant’s rights hereunder with respect to such unvested Restricted Stock shall cease as of the Termination Date (unless otherwise provided for by the Committee in accordance with the Plan).

(b)    (i) If the Participant’s employment with the Company Group is terminated prior to the Vesting Date by the Company Group due to or during Participant’s Disability or due to the Participant’s death, a pro-rated number of the Shares of Restricted Stock granted hereunder shall become vested and nonforfeitable as of the Termination Date based on the number of days that have elapsed between the Pre-Spin Award Grant Date through the Termination Date relative to the number of days in the period from the Pre-Spin Award Grant Date through the Vesting Date (such period, the “Restricted Stock Award Vesting Period”).

(ii)    In the event the Participant’s employment with the Company Group terminates as a result of Participant’s Retirement after the date that is 6 months after the Pre-Spin Award Grant Date, a pro-rated number of the Shares of Restricted Stock granted hereunder shall remain outstanding and eligible to vest based on the number of days that have elapsed from the Pre-Spin Award Grant Date through the Termination Date relative to the number of days in the Restricted Stock Award Vesting Period, in accordance with the schedule set forth in the Award Notice, so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the Vesting Date. As a pre-condition to the Participant’s right to continued vesting following Retirement, the Committee or its designee, may require the Participant to certify in writing prior to the Vesting Date that no Restrictive Covenant Violation has occurred.

(c)    The Participant’s rights with respect to the Restricted Stock shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company Group. Whether (and the circumstances under which) employment has terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Restricted Stock).

5.    Effect of a Change in Control. In the event of a Change in Control during the Participant’s employment or while the Restricted Stock remains outstanding and eligible to vest, in each case, prior to the Vesting Date, a portion of the Shares of Restricted Stock granted hereunder shall become vested as of the date of such Change in Control based on the number of days that have elapsed from the Pre-Spin Award Grant Date through the date of such Change in Control relative to the number of days in the Restricted Stock Award Vesting Period.

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6.    Dividends; Rights as a Stockholder. The Participant shall be the record owner of the Restricted Stock until or unless such Shares of Restricted Stock are forfeited pursuant to the terms of this Agreement, and as a record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Shares of Restricted Stock; provided, that (i) a Participant holding unvested Shares of Restricted Stock shall not be entitled to receive dividends payable in respect of such Shares until the Restricted Stock vests, and any restrictions thereon lapse, and (ii) the Restricted Stock shall be subject to the limitations on transfer and encumbrance set forth in Section 7.

7.    Restrictions on Transfer. Prior to the vesting of any Shares of Restricted Stock, the Participant may not Assign, alienate, pledge, attach, sell or otherwise transfer or encumber a Share of Restricted Stock or the Participant’s right under the Restricted Stock, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. “Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

8.    Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Restricted Stock. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Restricted Stock and all proceeds of the Restricted Stock shall be subject to the Company’s Clawback Policy, in accordance with its terms as in effect from time to time (including any lapse date or expiration date set forth therein), to the extent Participant is a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act.

9.    No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Restricted Stock hereunder shall impose any obligation on the Company or any of its Affiliates to continue the employment or engagement of the Participant. Further, the Company or any of its Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

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10.    Adjustments Upon Change in Capitalization. The terms of this Agreement, including the Restricted Stock, shall be subject to adjustment in accordance with Section 12 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Company’s Common Stock (whether in the form of cash or other property).

11.    Tax Withholding. Upon the vesting of, and lapsing of restrictions on, any Restricted Stock, or at any such time as required under applicable law, a number of Shares having a fair market value equal to or greater than the minimum applicable amount necessary to satisfy Federal, state, local or foreign withholding tax requirements, liabilities, and obligations, if any (but which may in no event be greater than the maximum statutory withholding amounts in the Participant’s jurisdiction) (“Withholding Taxes”) required to be withheld in respect of the Shares shall be automatically delivered to the in satisfaction of such Withholding Taxes, except to the extent the Participant shall have a written agreement with the Company or any Affiliate under the Company or an Affiliate of the Company is responsible for payment of taxes with respect to the Restricted Stock. To the extent any Withholding Taxes may become due prior to the vesting of any Restricted Stock, the Committee may accelerate the vesting and delivery to the Company of a number of Shares of Restricted Stock equal in value to the Withholding Taxes, and any such accelerated Restricted Stock shall reduce the number Restricted Stock which become vested under this Agreement on the Vesting Date. The number of Shares to be used for payment shall be calculated using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares to the Company, and shall be rounded up to the nearest whole Share.

12.    Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.    Governing Law; Venue; Language. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Restricted Stock pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the

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Participant, the Company, and any transferees who hold Restricted Stock pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

15.    Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

16.    Data Privacy Consent.

(a)    General. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Restricted Stock grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).

(b)    Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.

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(c)    Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Restricted Stock or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

17.    Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that the Participant will be allowed access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with Company and its Affiliates. The Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

18.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Restricted Stock contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of Restricted Stock is a one-time benefit that does not create any contractual or other right to receive future grants of Restricted Stock, or benefits in lieu of Restricted Stock; (c) all determinations with respect to future grants of Restricted Stock, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Restricted Stock is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of Restricted Stock are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and, for the avoidance of doubt, the Restricted Stock shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to Restricted Stock proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

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19.    Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Restricted Stock granted thereunder, including by sending award notices on behalf of the Company to the Participants, and by facilitating through electronic means acceptance of Restricted Stock Agreements by Participants.

20.    Book Entry, Certificates; Legend.

(a)    Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates. Any certificates evidencing the Restricted Stock may be issued by the Company and any such certificates shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (i) the vesting of Restricted Stock pursuant to this Agreement, and (ii) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable of the Restricted Stock. As soon as practicable following such time, any certificates for Shares (if any) shall be delivered to the Participant or to the Participant’s legal guardian or representative, along with the stock powers relating thereto. No certificates shall be issued for fractional Shares. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Stock. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates (if any) to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(b)    To the extent applicable, all book entries (or certificates, if any) representing the Restricted Stock shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in this Agreement.

21.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.    Acceptance and Agreement by the Participant. By accepting the Restricted Stock (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

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23.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

24.    Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Agreement, Participants residing and/or working outside the United States shall be subject to the Terms and Conditions for Non-U.S. Participants attached hereto as Appendix B and to any Country-Specific Terms and Conditions for the Participant’s country attached hereto as Appendix C. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement.

25.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

27.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

[Signatures follow]

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HILTON GRAND VACATIONS INC.

By:
Mark D. Wang
President and Chief Executive Officer

Acknowledged and Agreed

as of the date first written above:

Participant ES

Participant Signature

APPENDIX A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation.

(a)    Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)    During Participant’s employment with the Company or its Affiliates (the “Employment Term”) and for a period that ends on the later of (A) one year following the date Participant ceases to be employed by the Company or any of its Affiliates or (B) the last date any portion of the Award granted under this Agreement is eligible to vest if Participant ceases to be employed by the Company or any of its Affiliates as a result of the Participant’s Retirement (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company or any of its Affiliates during the one-year period preceding Participant’s termination of employment.

(ii)    During the Restricted Period, Participant will not directly or indirectly:

(A)    engage in the Business providing services in the nature of the services Participant provided to the Company at any time in the one year prior to the termination of Participant’s employment, for a Competitor;

(B)    enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C)    acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)    intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)    Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

Appendix A - 2

(iv)    During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)    solicit or encourage any executive-level employee of the Restricted Group, with whom Participant has had material business contact during the Employment Term or, if no longer an employee, in the one year prior to the termination of Participant’s employment with any member of the Company Group to leave the employment of the Restricted Group to become affiliated in any respect with a Competitor or otherwise be engaged in the Business; or

(B)    hire any such executive-level employee to become affiliated in any respect with a Competitor or otherwise be engaged in the Business and with whom Participant had material business contact in the one year prior to the termination of Participant’s employment with the Company, who (x) was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or any of its Affiliates or (y) left the employment of the Restricted Group within one year after the termination of Participant’s employment with the Company or any of its Affiliates.

(v)    For purposes of this Agreement:

(A)    “Restricted Group” shall mean the Company Group and, to the extent engaged in the Business, its Affiliates, provided, however, that for the purposes of this definition, an “Affiliate” shall not include any portfolio company of The Blackstone Group L.P. or its Affiliates (other than the Company Group).

(B)    “Business” shall mean the business of owning, financing, developing, redeveloping, managing, marketing, operating, licensing, leasing or franchising vacation, timeshare or lodging properties, and natural ancillary business products and services related to such business, including, without limitation, membership services, exchange programs, rental programs, and provision of amenities.

(C)    “Competitor” shall mean (x) during the Employment Term and, for a period of six months following the date Participant ceases to be employed by the Company or any member of the Company Group, any person engaged in the Business and (y) thereafter, any vacation, timeshare or lodging companies that are comparable in size to the Company, including, without limitation, Marriott Vacations Worldwide, Wyndham Vacation Ownership, Vistana Signature Experiences, Disney Vacation Club, Hyatt Vacation Ownership, Holiday Inn Club Vacations, Bluegreen Vacations and Diamond Resorts International.

(b)    It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply

Appendix A - 3

as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Notwithstanding the foregoing, if Participant’s principal place of employment on the date hereof is located in Virginia, then this Section 1(b) of this Appendix A shall not apply following Participant’s termination of employment to the extent any such provision is prohibited by applicable Virginia law.

(c)    The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)    Notwithstanding the foregoing, if Participant’s principal place of employment on the date hereof is located in California or any other jurisdiction where any provision of this Section 1 is prohibited by applicable law, then the provisions of this Section 1 shall not apply following Participant’s termination of employment to the extent any such provision is prohibited by applicable law.

2.	Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.

(a)    Confidentiality.

(i)    Participant will not at any time (whether during or after Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or any of its Affiliates (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)    “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c)

Appendix A - 4

required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)    Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant’s spouse, minor children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv)    Upon termination of Participant’s employment with the Company or any of its Affiliates for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)    Non-Disparagement. During Participant’s Employment Term and at all times thereafter (including following the termination of Participant’s Employment Term for any reason), Participant will not to intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its Affiliates, or any of their respective officers, directors, stockholders, employees or other service providers, or any product or service offered by the Company or any of its Affiliates; provided, however, that nothing contained in this Section 2(b) shall preclude Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency; (ii) as required or permitted by applicable law or regulation; (iii) as required by court order or other legal process; or (iv) after the Restricted Period, for any legitimate business reason.

(c)    Intellectual Property.

(i)    If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s

Appendix A - 5

employment by the Company or any of its Affiliates, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)    If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)    Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)    Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(d)    Protected Rights. Nothing contained in this Agreement limits Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, or (ii) file a charge or complaint with, or communicate with, any governmental agency or commission, or otherwise participate in any investigation or proceeding that may be conducted by a governmental agency or commission, without notice to the Company. This Agreement does not limit Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.

Appendix A - 6

The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

APPENDIX B

HILTON GRAND VACATIONS INC.

2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(CONVERTED AWARD – 2015 GRANT)

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Restricted Stock Agreement.

1.    Responsibility for Taxes. This provision supplements Section 11 of the Restricted Stock Agreement:

(a)    The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock, including, but not limited to, the grant or vesting of the Restricted Stock, the subsequent sale of any Shares which become vested pursuant to this agreement, the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)     withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(ii)    withholding from proceeds of the sale of Shares which become vested pursuant to this Agreement, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(iii)    withholding in Shares which become vested pursuant to this Agreement;

Appendix B - 2

provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

(c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)    The Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue the Shares or deliver the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(e)     Notwithstanding anything to the contrary in the Plan or in Section 11 of the Restricted Stock Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate the Shares to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.

2.    Nature of Grant. This provision supplements Section 18 of the Restricted Stock Agreement:

In accepting the grant of the Restricted Stock, the Participant acknowledges, understands and agrees that:

(a)    the Restricted Stock grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Affiliate;

(b)    the Restricted Stock and the Shares subject to the Restricted Stock are not intended to replace any pension rights or compensation;

(c)    unless otherwise agreed with the Company, the Restricted Stock and the Shares that become vested pursuant to this agreement, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate;

Appendix B - 3

(d)    for purposes of the Restricted Stock, the Termination Date shall be the date the Participant is no longer actively providing services to the Company or its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Restricted Stock under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Restricted Stock grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(e)    unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and

(f)    neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock or of any amounts due to the Participant pursuant to the vesting of the Restricted Stock or the subsequent sale of any Shares.

3.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

4.    Termination of Employment. This provision supplements Section 4(b)(ii) of the Restricted Stock Agreement:

Notwithstanding anything in this Section 4(b)(ii), if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Restricted Stock when the Participant terminates employment as a result of the Participant’s Retirement being deemed

Appendix B - 4

unlawful and/or discriminatory, the provisions of this Section 4(b)(ii) regarding the treatment of the Restricted Stock when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 4 shall govern.

Appendix C - 1

APPENDIX C

HILTON GRAND VACATIONS INC.

2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(CONVERTED AWARD – 2015 GRANT)

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Restricted Stock Agreement and the Terms and Conditions for Non-U.S. Participants.

Terms and Conditions

This Appendix C includes additional terms and conditions that govern the Restricted Stock if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Restricted Stock, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

Notifications

This Appendix C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix C as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Stock vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Restricted Stock, the information contained herein may not be applicable to the Participant in the same manner.

Appendix C - 2

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 1 of the Terms and Conditions for Non-U.S. Participants:

If payment or withholding of the income tax due is not made within ninety (90) days of the end of the UK tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 1 of the Terms and Conditions for Non-U.S. Participants.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contribution due on this additional benefit and acknowledges that the Company or the Employer may recover such amount from him or her by any of the means referred to in Section 1 of the Terms and Conditions for Non-U.S. Participants.